EXHIBIT 10.1

                                 AMENDMENT NO. 2
                                       TO
                            BUFFALO WILD WINGS, INC.
                      MANAGEMENT DEFERRED COMPENSATION PLAN

         The Buffalo Wild Wings, Inc. Management Deferred Compensation Plan (the "Plan") adopted May 20, 1999, amended January 1, 2002, was amended by the Board of Directors on December 4, 2003 to permit a lump sum payment of any balance owed to an individual participant at any time that such balance is less than $20,000. Section 4.2.2 of the Plan is amended and restated in its entirety as follows:

                  "4.2.2 Acceleration or Change in Manner of Payment. Notwithstanding Section 4.2.1, the Board, in its sole discretion and after consultation with the payee, may accelerate payments or make payments in a different manner if it determines that such acceleration or change in the manner of payment would be in the best interest of the payee; provided, however, that such payment on the first payment date shall not exceed 50% of the vested value of the participant's account. Notwithstanding the foregoing, the Board may authorize a lump sum payment of any balance owed to an individual participant at any time if such balance is less than $20,000."

         Except as amended herein, all provisions of the Plan shall remain in full force and effect.

         This Amendment has been executed by its duly authorized officer as of this 4th day of December, 2003.


                                   BUFFALO WILD WINGS, INC.




                                   By: /s/ James M. Schmidt
                                   -----------------------------------------
                                   James M. Schmidt
                                   Senior Vice President, General Counsel


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